Exhibit 10.2

DATED 10th of May 2017

SEST Australia Pty Ltd

(ACN 618 743 258)

and

Australian Future Energy Pty Ltd

(ACN 168 160 067)

________________________________________________________

TECHNOLOGY LICENCE AGREEMENT

_________________________________________________________

THIS TECHNOLOGY LICENCE AGREEMENT (hereinafter referred to as the "Licence Agreement" or “this Agreement”) is made this 10th day of May 2017.

BETWEEN

(1)	SEST Australia Pty Ltd, a company incorporated under the laws of Queensland, Australia and having its registered office at c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000 (ACN 618 743 258) (hereinafter referred to as "Licensor" or “SES”);

(2)	Australia Future Energy Pty Ltd, a company incorporated in accordance with the laws of Queensland, Australia and having its principal place of business at Level 10, 10 Market Street Brisbane, Qld, 4000 (GPO Box 3288, Brisbane, Qld 4001) (ACN 168 160 067) (hereinafter referred to as the "Licencee” or “AFE").

Each of SES and AFE are individually a party or Party, and together or collectively are the parties or Parties.

Capitalised terms not otherwise defined have the meanings set forth in Appendix A of this Licence Agreement.

WHEREAS:

BACKGROUND INFORMATION AND RECITALS

(1)	SES Gasification Technology (“SGT”) is considered by Licensor to be a leading global gasification technology which utilizes a proprietary and advanced fluidized bed reactor system that has been extensively developed since 2004 and was initially based upon the U-Gas® technology Licenced by Licensor and/or its Affiliates from GTI and further developed through additional improvements, Know-How and patents developed by Licensor and/or its Affiliates through industry experience from developing, designing, constructing and operating projects in China and from designs made by Licensor and/or its Affiliates in developing projects globally.

(2)	AFE owns certain exclusive rights to develop and build gasification projects in Australia and conditional non-exclusive rights to develop and build gasification projects outside Australia, through its rights under a Master Technology Agreement (originally dated 9 June 2015, with an Amended and Restated Version dated 10 May 2017) ("MTA").

(3)	Synthesis Energy Systems, Inc.is the ultimate parent company of Licensor.

(4)	The Licencee wishes to obtain this Licence for its first project to use such SGT, including the Know-How and patent rights required to design, build, and operate the Licenced Facility for commercial purposes as defined in Section 3 and in this Agreement.

(5)	Licensor is willing and able to grant to the Licencee a non-exclusive, non-transferable Licence, other than the novation of this Agreement to a Project Company as described in Item (6) and Section 1.1 below, to use the SGT, including Know-How and patent rights to design, build, and operate the Licenced Facility as defined in Section 3 and in this Agreement.

(6)	AFE intends to establish a Project Company as a subsidiary company of AFE (the "Project Company") for the first project developed by AFE and to assign this Licence Agreement (together with the gasification project Licence, that is the subject of this Licence Agreement), in its entirety to the Project Company in accordance with Section 1.1, and the Project Company shall build, own and operate the Project.

(7)	In addition to the granting of this Licence, Licensor shall provide or arrange to provide the Licencee with a PDP, Technical Services, and SGT Proprietary Equipment as further described in this Agreement.

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NOW, THEREFORE, for and in consideration of the above matters and of the undertakings hereinafter set forth, the Parties hereby agree to be legally bound and contracted to each other as follows and as documented in this Licence Agreement :

1.	GRANT AND REGISTRATION

1.1	Licensor hereby authorizes AFE to novate this Licence Agreement in its entirety to the Project Company (that will be incorporated by AFE and which will be a subsidiary company of AFE), and requires AFE to complete such novation within 30 days (or such other length of time as may be agreed between the Parties, such agreement not to be unreasonably withheld) of formation of the Project Company and AFE hereby agrees to complete such novation of this Licence Agreement to the Project Company within 30 days (or such other length of time as may be agreed between the Parties, such agreement not to be unreasonably withheld) of establishing the Project Company. The Parties agree that the novation will be effected by the Parties entering into a Deed of Novation substantially in the same form as that set out in Appendix H. Upon completion of the novation of this Licence Agreement to the Project Company it may not be subsequently assigned or transferred to any other entity without the consent of Licensor (such consent not to be unreasonably withheld) at the request of the Licencee or the Project Company.

1.2	Prior to the completion of the novation of this Licence Agreement by AFE to the Project Company, AFE hereby agrees to fulfil all Licencee obligations and payment requirements contained within this Licence Agreement, up to and including the date on which the assignment occurs.

1.3	Licensor hereby grants to Licencee and Licencee hereby accepts from Licensor, subject to the terms and conditions of this Licence Agreement (including without limitation Section 3.1):

1.3.1	a non-exclusive, non-transferable (other than has been explicitly defined in Sections 1.1 and 1.2 above) Licence, under Licensor’s patent rights to practice SGT for the purposes of producing syngas in the Licenced Facility pursuant to the definition outlined in Section 3 and the right to use and sell the products produced;

1.3.2	a non-exclusive, non-transferable (other than has been explicitly defined in Sections 1.1 and 1.2 above) Licence, to use the SGT Technical Confidential Information, which, is necessary for the design, construction, operation and maintenance of a Licenced Facility for the production of syngas using the SGT which is in the possession or control of Licensor (including that obtained from its Licencees) for the term of this Licence Agreement, and which Licensor is free to disclose to others without obligation to account to a third party, for the purpose of production of syngas in and only in the Licenced Facility pursuant to the definition outlined in Section 3 and the right to use and sell the products produced, where such Licenced Facility is in the possession or control of Licencee, and for the avoidance of doubt, the Licencee will be free to disclose to others without obligation to account to a third party.

(collectively the Licence).

1.4	The Licence grant outlined in this Licence Agreement shall come into force on the Effective Date.

2.	EFFECTIVE DATE

2.1	This Licence Agreement shall be signed by the authorized representative of each Party and shall immediately become effective (the Effective Date) at the point in time at which each of the Licensor and Licencee have both signed this Licence Agreement.

3.	LICENCED FACILITY AND DRY NET SYNGAS CAPACITY

3.1	Licencee shall build the Licenced Facility based on the process design provided in the PDP and utilizing the SGT Proprietary Equipment supplied by the Licensor. The Licenced Facility is anticipated to have a minimum Dry Net Syngas capacity at the outlet of the SGT syngas scrubber of *** Normal Cubic Meters per hour (the Licenced Capacity).

3.2	The final decision regarding the location of the Project, the Project schedule and the specifications of the Project will be made by the Licencee and the Basis for Design related to the PDP shall be fixed prior to the start of the PDP.

3.3	The Licenced Capacity shall be finalised prior to the commencement of the PDP based on the feedstock as defined in the Basis for Design of the PDP. The Licence granted herein is limited to ***% of the Licenced Capacity and does not include subsequent project capacity expansions beyond the ***% amount referred to in this clause. Should Licencee choose to expand and add additional capacity in the future beyond ***% of the Licenced Capacity, then Licencee shall be required to pay an additional Licence fee to Licensor as Licence defined in Section 5.

3.4	Licencee, on the reasonable request of Licensor from time to time, shall furnish Licensor with information and data relating to the Licenced Facility, such information to be held confidential by the Licensor. For the avoidance of doubt, any information supplied by Licencee to Licensor will not be shared with any other parties without the prior consent of the Licencee which shall not be unreasonably withheld.

3.5	Licensor’s representatives shall be allowed reasonable access to the Licenced Facility, for general visits by the Licensor, its other Licencees, prospective customers, government officials and business partners for the purpose of promoting and informing these parties regarding the performance and operations of SGT. Such visitations will be requested by Licensor with reasonable advance notice. Permission to visit the Licenced Facility will not be unreasonably withheld by the Licencee however such permission will be subject to consideration of Licence the Licenced Facility’s operational status at the time of the requested visit. Such visits shall take place as reasonably agreed upon between the Parties so as not to interfere with the operations of the Licenced Facility or otherwise cause significant inconvenience for Licencee. Visitors must comply with any reasonable security and health and safety requirements of the Licencee and Licencee shall have a right to monitor such visits to ensure that Licencee’s operations are not affected.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

Licensor’s representatives shall have the right to be present and provide technical advice at the Licenced Facility up and until completion of the Guarantee Test and any subsequent performance tests regarding the operation of the Project as may be required related to the final completion of the Project, such as a comprehensive total Project test period commonly completed at the end of construction, commissioning and startup. The Licensor is under no obligation to be present, or provide services for the Licenced Facility beyond the services defined in this Licence Agreement or beyond the scope of any future Technical Services agreement to be put in place between Licencee and Licensor.

4.	RELATED SERVICES

4.1	Licensor shall provide a PDP to the Licencee based on the proposed scope of the PDP as is currently outlined in Appendix C. The final agreed scope of the PDP will be mutually agreed between Licencee and Licensor, and signed off by the Licencee as final and agreed, prior to the commencement of the PDP and any changes to this scope of work prior to the commencement of the PDP will be managed through the change order process outlined in section 5.

4.2	The Licencee also agrees to enter into a separate Technical Services Agreement (“TSA”) for additional Technical Services for post-PDP support, detailed design reviews, operator training, commissioning and start-up support and ongoing support of the Licenced Facility. Such additional services to be supplied by the Licensor to the Licencee under the TSA will commence and be performed in accordance with the terms of the TSA, once executed by the parties.

4.3	With respect to SGT Proprietary Equipment, Licencee will enter into a separate SGT Proprietary Equipment Supply Agreement (the “ESA”) with Licensor for supply of the SGT Proprietary Equipment as outlined in Appendix D of this Licence Agreement. The ESA shall be executed prior to the completion of the PDP and the SGT Proprietary Equipment shall be based on the final PDP process design parameters.

4.4	The Licensor acknowledges and agrees that each of the TSA and the ESA will be prepared on market accepted commercial terms, and that upon request by the Licencee the Licensor must duly demonstrate that the pricing proposed for the Technical Services and the SGT Proprietary Equipment are commercially competitive.

If such request by Licencee entails unusual costs to be incurred by Licensor outside of the Licensor’s normal process of ensuring competitive market pricing then Licensor is entitled to have such unusual costs reimbursed by Licencee within 15 days of invoicing.

5.	CONSIDERATION

5.1	LICENCE FEE: As consideration for the grant of the Licence from Licensor to Licencee pursuant to this Licence Agreement, Licencee shall pay to Licensor a Licence Fee in the amount of $US 25,000,000 based on the total Licenced Capacity described in Section 3.

Adjustments either up or down to the Licence Fee resulting from changes to the Licence Capacity in the finalized Basis for Design of the PDP shall be based upon $USD *** per normal cubic meter of Dry Net Syngas per day. The Licenced Capacity and Licence Fee shall be based solely on the finalized Basis for Design of the PDP and be payable by Licencee to Licensor as outlined in Sections 5.1.1 through 5.1.6.

5.1.1	The first payment of $USD *** of the Licence Fee (Down Payment) shall be payable within ten (10) business days of the signing of this Licence Agreement.

5.1.2	The second payment of ***% of the Licence Fee shall be payable by the Licencee no later than ten (10) business days from i) the start of the PDP or ii) 31 October 2017.

5.1.3	The third payment of ***% of the Licence Fee shall be payable by the Licencee to Licensor within ten (10) business days of the earlier of i) the approved Final Investment Decision or ii) 18 months from the completion of the PDP.

5.1.4	The fourth payment of ***% of the Licence Fee shall be payable by the Licencee to Licensor within ten (10) business days after the delivery of all SGT gasifiers to the Licenced Facility.

5.1.5	The fifth payment of ***% of the Licence Fee shall be payable by the Licencee within ten (10) business days of the earlier of (1) successfully completing the guarantee test or (2) if a guarantee test has not been performed then within 12 months of first fire of the first gasifier at the Licenced Facility.

5.1.6	The remaining ***% of the Licence Fee shall be paid by the Licencee to the Licensor *** in equal payment installments as shown.

(a)	***.

5.2	PDP FEE: In consideration of the preparation of the PDP, Licencee shall pay to the Licensor a fixed and capped sum to be finally agreed by the parties based on the Licensor's approved Basis of Design costs prior to commencement of the PDP, the parties estimate this amount to be approximately $US 2,000,000 (the “PDP Fee”), which sum shall become due and payable as follows. For the avoidance of doubt, the PDP will not commence prior to the payment of the second Licence payment defined in section 5.

5.2.1	The first payment of ***% of the PDP Fee ($US ***) shall be payable within ten (10) business days after the authorized representatives of the Parties reach agreement on the content and data of the Basis for Design and have signed the Basis of Design document to signify it is final and complete.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

5.2.2	The second payment of ***% of the PDP Fee ($US ***) shall be payable within ten (10) business days after the first Licencee attended P&ID Review Meeting (the “First P&ID Review Meeting").

5.2.3	The third payment of ***% of the PDP Fee ($US ***) shall be payable within ten (10) business days after the delivery of the final and agreed PDP.

5.2.4	Change Orders: The Licencee may, at any time, by written notice to Licensor issue a written request to Licensor to alter or vary the PDP Scope of Work as defined in Appendix C of this Licence Agreement, or direct an alteration in the Scope of Work (a "Change"). Licencee, at any time, by written notice, may request Licensor to make such a Change. Additionally, in the event of a scope change requested by Licencee which materially impacts Licensor’s cost or schedule, Licensor shall be entitled to a contract adjustment as set out below:

(a)	Contract Adjustment. Should any Change described in Sub-paragraph 5.2.4 cause any material increase or decrease in the direct cost of or time required for performance of the PDP, an adjustment shall be made to the PDP Fee or delivery date of the PDP which is thereby affected. When Licensor is notified of a Change by Licencee, or otherwise becomes aware of a Change, Licensor shall promptly prepare and submit to Licencee an estimate of the increase or decrease, if any, in the cost and time required to complete the PDP, together with an explanation of the basis therefor, and shall inform Licencee whether, in Licensor’s opinion, such Change should reasonably require an adjustment to the PDP Fee or the scheduled delivery date of the PDP. A written change order (a "Change Order") describing in detail the Change, its effect, if any, on the PDP Fee or delivery schedule shall be entered into by both parties in order for the Change to be effective.

Licensor shall not be obligated to proceed with a Change until a mutually agreed, fully authorized written Change Order has been executed by both Licencee and Licensor.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

(b)	Authorization. No Change Order shall be of any force or effect unless authorized in writing by the duly authorized representatives of the Parties.

(c)	Other Provisions Unaffected. No Change will vary or amend the terms of this Licence Agreement, except to the extent set out therein.

5.3	Payment of Fees: All payments to Licensor under this Licence Agreement shall be in [United States Dollars] by wire transfer to the bank account designated by Licensor in writing from time to time, net of any withholding taxes that may or may be deemed to be due and payable in accordance with Section 8.1. Without limitation to Licensor’s rights and remedies under this Licence Agreement and at law, any amount not paid by Licencee, that had not been disputed in writing by Licencee, hereunder within (30) calendar days from the date of invoice, shall accrue interest at the Default Rate.

5.4	For any additional Dry Net Syngas capacity beyond ***% more of the Licenced Capacity demonstrated at the completed Licenced Facility, or for any additional Dry Net Syngas capacity planned by the expansion of the existing or addition of new SGT Proprietary Equipment, then LICENCEE shall pay an additional Licence fee to LICENSOR at the rate of $USD *** for each Nm3 per day of additional desired capacity.

6.	DELIVERY

6.1	The Licensor will deliver the PDP no later than twenty-six (26) weeks from the agreement on the Approved Basis of Design of the PDP (or such other later date as may reasonably be agreed between the Parties, such agreement not to be unreasonably withheld).

7.	ACCOUNTING AND REPORTING

7.1	During the term of this Licence Agreement, the Licencee shall furnish to Licensor basic SGT operating data on an annual basis, except for the first year of operation when this information will be supplied on a monthly basis. This list of required operating data is described in Appendix E and is the operating performance data related to the Licenced Facility.

7.2	During the term of this Licence Agreement and for thirty-six (36) months thereafter (and for the duration of any dispute between the parties if ongoing beyond such period), Licencee will keep accurate business records according to generally accepted accounting principles in

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

place in Australia, showing the quantity of syngas actually produced by Licenced Facility. Upon Licensor’s written request, from time to time, during the term of this Licence Agreement, Licencee will permit Licensor and its accountants and representatives to inspect such records for the purpose of verifying the accuracy of the reports sent to Licensor pursuant to this Licence Agreement. Any cost incurred by Licensor that relate to such works will be at the expense of the Licensor.

8.	TAXES AND DUTIES

8.1	(Definitions) In this clause, “GST” and “GST Law” have the meanings given in A New Tax System (Goods & Services Tax) Act 1999. Any other words defined in the GST Law have the same meaning in this clause unless otherwise indicated.

8.2	(Amounts specifically described as GST inclusive) The following provisions of this clause do not apply if the consideration for a supply is specifically described as GST inclusive under another provision of this Licence Agreement

8.3	(Amounts are GST exclusive) The parties agree that the consideration required by any other clause of this Licence Agreement to be paid or provided for a supply does not include any amount for GST.

8.4	(Gross up of consideration for GST) If anyone makes a taxable supply under this Licence Agreement the consideration for that taxable supply (but for the application of this clause) (GST exclusive amount) is to be increased by the GST payable by the supplier on that supply (GST charge). The recipient of a taxable supply in addition to and at the same time as it is required to pay or provide the GST exclusive amount must also pay to the supplier an amount equal to the GST charge. The recipient must pay the GST charge for a taxable supply without any deduction or set off.

8.5	(Tax Invoice) However, despite Section 8.5, a recipient is not required to pay any part of the GST charge for a supply until it has been given a tax invoice or an adjustment note for the supply.

8.6	(Reimbursements) Where an amount payable under this Licence Agreement is a reimbursement or indemnification worked out by reference to a cost or expense incurred or loss or damage suffered by the person entitled to the payment (payee), then the amount to be paid must be reduced by the amount of any input tax credit to which the payee is entitled for that cost, expense, loss or damage and if the payment is consideration for a taxable supply by the payee is to be increased by the amount of GST which the payee must pay in relation to that taxable supply.

8.7	(Adjustments) If an adjustment event happens in relation to any taxable supply which is made under or in connection with this Licence Agreement then the consideration for that supply is to be changed as follows:

8.7.1	if the adjustment event results in the supplier of that supply having an increasing adjustment the recipient of the supply must pay to the supplier an amount equal to that increasing adjustment; and

8.7.2	if the adjustment event results in the supplier of that supply having a decreasing adjustment the supplier of the supply must pay to the recipient an amount equal to that decreasing adjustment.

8.8	(Groups) References to GST payable by a person for a supply made by them include GST payable by a representative member for a GST group in relation to the relevant supply and input tax credits to which a person is entitled in relation to a supply include input tax credits to which a representative member for a GST group is entitled in relation to the that supply.

9.	IMPROVEMENT AND DEVELOPMENT

9.1	If Licensor, should make, or acquire, without obligation to account therefore to any third party, any improvements, whether patentable or not, relating to SGT (Licensor Improvements), then Licensor hereby grants to Licencee the irrevocable, non-exclusive right to use such improvements in connection with the Licenced Facility and agrees to make such improvements available to Licencee without any additional or required accounting or payment to Licensor. All such improvements and all required and related technical information and documentation so disclosed to Licencee by Licensor shall become and thereafter be a part of Licensor’s SGT and Licencee shall have the same rights, Licences and obligations with respect thereto as are granted to Licencee herein with respect to Licensor’s SGT.

9.2	If Licencee should make any modifications changes and/or improvements, whether patentable or not, relating to SGT (together Licencee Improvements) then Licencee shall forthwith disclose these, with associated written submissions, to Licensor.

9.3	Licencee shall make Licencee Improvements available to Licensor upon request. Licencee grants to Licensor, without any required accounting or payment, an irrevocable, royalty-free Licence to use any Licencee Improvements globally. Licensor shall have the right to sub-Licence the right to use Licencee Improvements without any required payment due to the Licencee. However, the ownership of any Licencee Improvements including any related intellectual property and / or related patents and rights shall remain the property of Licencee.

9.4	The Parties understand and agree that the rights granted by Licencee to Licensor in Section 9.3 permit Licensor to grant Licences and rights to use Licencee Improvements without any obligation to account to Licencee thereof. Licensor shall not, however, disclose Licencee Improvements to third parties beyond that commercially necessary to exercise the rights granted to Licensor in Section 9.3.

10.	CONFIDENTIALITY AND NON-DISCLOSURE

10.1	The Licencee acknowledges that the Licensor owns and/or controls certain information and trade secrets relating to the SGT which is confidential and which affords the Licensor an advantage over its competitors which do not have such information. For the purposes of this Licence Agreement, information required to be maintained secret is defined to be all SGT Technical Confidential Information and any information related thereto and to the SGT Technical Confidential Information which is disclosed by Licensor to Licencee pursuant to this Licence Agreement or by any other means at any other time.

10.2	All SGT Technical Confidential Information disclosed pursuant to this Licence Agreement by Licensor shall remain the property of Licensor and shall be kept confidential by Licencee.

10.3	Licencee undertakes that Licencee:

10.3.1	Will not publish, reproduce, or disclose the SGT Technical Confidential Information to any third party (including without limitation to any contractor, affiliate, agent, or customer) without the prior written consent of Licensor, such agreement not to be unreasonably withheld;

10.3.2	Will limit access to such Confidential Information to Licencee’s employees and professional advisors that are directly involved in the Licenced Facility or the Project and will be responsible for any breach by such persons;

10.3.3	Will not use the SGT Technical Confidential Information for any purposes other than the purposes of this Licence Agreement;

10.3.4	Will employ the same degree of care in protecting the SGT Technical Confidential Information as it employs in protecting its own confidential information of similar importance, but not less than a reasonable degree of care;

10.3.5	Without limiting the foregoing, will not copy any SGT Technical Confidential Information, except as may be required for the purpose of this Licence Agreement or the Project, and will store such SGT Technical Confidential Information in a secure place; and / or

10.3.6	Will not disclose in any manner to any person or concern and will not use, except pursuant to this Licence Agreement, any of the SGT Technical Confidential Information.

The Licencee may however disclose the SGT Technical Confidential Information subject to the receiving party entering into a Non-Disclosure Agreement with the Licencee no less restrictive than this Licence agreement with respect to Intellectual Property and Confidentiality;

10.3.7	to the Project Company, and to Licencee’s employees and professional advisors that are directly involved in the Licenced Facility;

10.3.8	to any shareholder or potential shareholder or potential financier or purchaser of the whole or any part of any assets of, units in, shares in, or interest in, the Licenced Facility, the Licencee or the Project Company.

10.4	Licencee hereby agrees to indemnify and hold harmless Licensor against any demonstrated material liability or demonstrated material loss resulting from unauthorized disclosure or use of the SGT Technical Confidential Information by itself, its agents, or its Affiliates, to whom the Confidential Information is disclosed pursuant to this Licence Agreement. No indemnity payments hereunder shall relieve Licencee from liability under applicable patent, copyright or trade secrets laws, nor shall such payments constitute a grant or continuation of a grant of any express or implied Licence or covenant not to sue under any patents, copyrights or trade secrets of Licensor.

10.5	In the event that Licencee is required to disclose all or any part of the SGT Technical Confidential Information by law, regulation, subpoena or court order, Licencee agrees (i) to notify Licensor immediately of any such requirement; (ii) to consult with Licensor and Licencee shall use reasonable endeavours to take appropriate measures to avoid such disclosure, and (iii) if such disclosure is required, to seek or attempt to narrow the scope and extent of such disclosure. If the disclosure becomes unavoidable, Licencee shall send to Licensor a copy of the disclosed SGT Technical Confidential Information coincidental with the transmission of the SGT Technical Confidential Information to the relevant government agency.

10.6	Upon learning of the possible misuse or misappropriation of the SGT Technical Confidential Information or any other confidential information accruing to Licensor by a third party, Licencee shall inform Licensor of that fact, and shall supply Licensor with any evidence available to it pertaining to the possible misuse or misappropriation.

11.	INDEMNIFICATION

11.1	Licencee agrees to hold harmless, defend and indemnify Licensor and its officers, employees, agents, contractors, successors and assigns against all damage, expense and liability, including attorneys’ fees, resulting from injury to or death of any person or damage to any property, in either case by reason of Licencee’s use of the Know-How or the SGT in a manner other than as contemplated in this Licence Agreement. Licensor reserves the right to be separately represented, at its own expense, by legal counsel of its choice, in any proceedings arising out of or in connection with a claim for indemnification under this Section 11.

11.2	During the term of this Licence Agreement, Licensor agrees to hold harmless, defend and indemnify Licencee and its officers, employees, agents, contractors, successors and assigns (Indemnified Persons) on demand against any and all claims, liability, loss, damage, costs and expenses (including but not limited to legal costs on an indemnity basis) arising out of or in any way in connection with any claim that the Licence granted in accordance with the terms of this Licence Agreement or any use, reproduction, in accordance with such Licence by or on behalf of the Indemnified Persons infringes the Intellectual Property, moral rights or any other rights of any third party or entitles any third party to claim any compensation, royalty fee or other amount, , provided that the Licenced Facility was designed and built in accordance with the PDP and the Licenced Facility is operated as intended by this Licence Agreement.

11.3	Licencee must:

11.3.1	give prompt notice in writing to Licensor of any infringement claim by a third party under Section 11.2; and

11.3.2	must provide reasonable assistance to Licensor in defence of such claim and shall not settle such claim without prior written consent of Licensor.

11.4	The total aggregate liability of Licensor with respect to such patent infringement indemnification shall not exceed 100% of the Licencee Fee in Section 5 of this Licence Agreement actually collected by the Licensor.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Licensor represents and warrants that at the date of execution of this Licence Agreement and for the term of this Licence Agreement, that:

12.1.1	There are no agreements, assignments, encumbrances or Licences in existence that are inconsistent with the provisions of this Licence Agreement;

12.1.2	Licensor owns or has a right to Licence all right, title and interest in the SGT, the SGT Technical Confidential Information and the Licensor Improvements Licenced to Licencee as outlined in this Licence Agreement on a free and un-encumbered basis;

12.1.3	The SGT the SGT Technical Confidential Information and the Licensor Improvements Licenced to Licencee does not infringe upon or otherwise violate, nor are inconsistent with, the rights of any other person or entity; and

12.1.4	There are no disputes, conflicts, claims (actual or threatened), actions, litigation, arbitrations, suits, proceedings, judgments, or decrees existing, pending, threatened by or against, or affecting or relating to the SGT, the SGT Technical Confidential Information or the Licensor Improvements Licenced to Licencee hereunder.

12.2	Licensor warrants that the engineering work and services furnished by it under this Licence Agreement as related to preparation of the PDP shall be performed in accordance with the highest level of generally accepted engineering practices. This warranty shall be deemed satisfied at the end of the successful completion of the Guarantee Test. Should Licencee believe that this warranty has been breached by Licensor, it shall so inform Licensor, in writing, at any time prior to the successful completion of the Guarantee Test, stating the reasons supporting its position and how the alleged breach was discovered, along with the technical, operational, and financial effects of such breach.

12.3	The Licensor will not be entitled to payment of any sum from the Licensee or to relief from or reduction of any other liability, obligation or duty arising out of or in connection with this License Agreement, including any:

12.3.1	contract adjustment;

12.3.2	any extension of time including any extension to the date for completion of the PDP;

12.3.3	any relief from liability for any other damages;

12.3.4	any relief from deductions from payments,

which arises out of or in connection with any act or omission of the Licensor or its officers, employees, agents, contractors or Affiliates.

12.4	The Licensor is not relieved from the performance of its obligations under this Licence Agreement due to any non-performance or inadequate performance or delay in performance by the Licensor or its Affiliates under or in connection with the TSA, the PGD or the ESA.

12.5	Licensee acknowledges and agrees that Licensor makes no representation or warranty, express or implied beyond those described in this Agreement.

12.6	Except as expressly described in this license agreement, neither licensor, its affiliates or licensors nor their respective directors, officers, employees or agents make any representations or warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose or non-infringement, pursuant to this license agreement. All rights granted herein with respect to licensee developments are expressly granted on an “as is” basis and without any warranties.

13.	Additional Agreements

13.1	Licensor and Licencee agree to enter into a separate TSA for post-PDP support, detailed design reviews, operator training, commissioning and start-up support and ongoing support of the Licenced Facility. Such additional services to be supplied by the Licensor to the Licencee under the TSA will commence and be performed in accordance with the terms of the TSA. The TSA will be negotiated and agreed in good faith between Licensor and Licencee prior to being executed by both Parties.

13.2	Licensor and Licencee agree to enter into a separate ESA with Licensor for supply of the SGT Proprietary Equipment as listed in Appendix D of this Licence Agreement. The final version of the ESA will be negotiated and agreed in good faith between Licensor and Licencee prior to being executed by both Parties.

13.3	Upon completion of the detailed design, PDP and other appropriate preliminary work, design and studies, Licensor and Licencee agree to enter into a Performance Guarantee Deed (PGD) guaranteeing all required operating parameters of the Licenced Facility, similar to form and content of the specimen PGD included in Appendix F, it being understood that final negotiations with respect to the PGD shall include and have due technical and professional regard to all of the preliminary work, design and studies undertaken by the parties prior to the execution and delivery of the PGD. The final version of the PGD will be negotiated and agreed in good faith between Licensor and Licencee prior to being executed by both Parties.

13.4	The Licensor acknowledges and agrees that the PGD will be prepared on market accepted commercial terms, and that it will provide a market standard performance guarantee which includes a market standard testing regime for the performance guarantees, and which includes appropriate remedy allowances for the Licensor and loss recovery mechanisms for the Licencee.

14.	CONFIDENTIAL INFORMATION ENFORCEMENT

14.1	Upon learning of the possible misuse or misappropriation of the SGT Technical Confidential Information or any other confidential information accruing to Licensor by a third party, Licencee shall inform Licensor of that fact, and shall supply Licensor with any evidence available to it pertaining to the possible misuse or misappropriation.

15.	NOTICES

15.1	Notices or other communication required to be given to either Party shall be given by registered mail, express mail or email to the following addresses or such other addresses as designated by the Parties from time to time:

To LICENCEE:	Australian Future Energy Pty Ltd

Address:	Level 10, 10 Market Street, Brisbane

Post Code:	4000

Email:	k.parker@ausfutureenergy.com.au

For the attention of:	Kerry Parker, Chief Financial Officer

To LICENSOR:	SEST Australia Pt Ltd

Address:	c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld

Post Code:	4000

Email:	chris.raczkowski@synthesisenergy.com

For the attention of:	Chris Raczkowski

AND

Address:	Three Riverway, Suite 300, Houston, Texas

Post Code:	77056

Email:	delome.fair@synthesisenergy.com

For the attention of:	President and CEO

16.	TERM AND TERMINATION

16.1	Unless previously terminated in accordance with the terms of this Licence Agreement, after the Effective date, this Licence Agreement shall remain in place for a period of 25 years from the Effective Date (the Term). Should the Project continue to operate beyond the Term, the Licensor agrees to allows the Licencee to continue to operate Licencee’s project beyond the Term on the same terms, without any additional Licence Fee being required to be paid by Licencee to Licensor. In addition, Licensor agrees to continue to supply Technical Services to the Licencee, in accordance with TSA. Confidentiality provisions outlined in this Licence Agreement will continue to remain in force.

16.2	The Licensee may immediately terminate this License Agreement where:

16.2.1	the Licensor's parent company appoints an Administrator, has an Administrator appointed to it, enters into Liquidation (voluntarily or not), enters into Bankruptcy, or any equivalent state or condition; or

16.2.2	the PGD, the TSA or the ESA is terminated due to an act, omission, breach or default of the Licensor or its agents, officers, consultants or contractors in respect of the obligations that the Licensor had under this License Agreement in relation to the PGD, the TSA or the ESA.

16.3	If the Licensor has

16.2.2	without valid reason failed to diligently commence and proceed with the PDP; or

16.2.3	materially breached any provision of this License Agreement,

then the Licencee shall have the right to terminate this Licence Agreement by giving the Licensor at least ninety (90) days prior written notice of the intent to terminate. Said prior written notice shall specify the default in performance. The Licensor shall (i) notify the Licencee within ten (10) days after receiving the written notice that it can either cure the default in performance within the ninety (90) days or if such default is not capable of cure within said period then (ii) promptly arrange a meeting between the Parties to discuss extension of the cure date. In the event the Parties cannot agree to extend the cure date or the default is not cured by the mutually agreed extended due date, then the Licencee can terminate the Licence Agreement on the extended cure due date.

16.4	If the Licencee has materially breached any provision of this Licence Agreement, then the Licensor shall have the right to terminate this Licence Agreement by giving the Licencee at least ninety (90) days prior written notice of the intent to terminate. Said prior written notice shall specify the default in performance. The Licencee shall (i) notify the Licensor within ten (10) days after receiving the written notice that it can either cure the default in performance within the ninety (90) days or if such default is not capable of cure within said period then (ii) promptly arrange a meeting between the Parties to discuss extension of the cure date. In the event the Parties cannot agree to extend the cure date or the default is not cured by the mutually agreed extended due date, then the Licensor can terminate the Licence Agreement on the extended cure due date.

16.5	The Licensor may immediately terminate this License Agreement where the Licensee, the Licensee's parent company or ultimate parent company, appoints an Administrator, has an Administrator appointed to it, enters into Liquidation (voluntarily or not), enters into Bankruptcy, or any equivalent state or condition.

16.6	Subject to an event referenced in Section 16.2, or 22.2, and the Licensor is unable to fulfil its obligations under this agreement, then the Licensor agrees that the Licensee will be entitled to terminate this Agreement and be entitled to a full, irrevocable, and unencumbered Licence for the duration of its Project to use without any further payment by the Licensee to the Licensor under this License Agreement.

16.7	The Parties agree, that if an event of the nature referenced in Section 16.2.1 occurs and a third party acquires the Licensor, the Licensor's parent company or ultimate parent company as a going concern, and such third party has the financial and technical capability to perform the Licensor’s obligations under this License Agreement or the PGD or the TSA or the ESA or the Parent Company Guarantee (as applicable) and such third party agrees to assume and perform the Licensor's obligations under the License Agreement, the PGD, the ESA, the TSA or the Parent Company Guarantee (as applicable), then the Licensee may (at its absolute discretion) elect to proceed with the License Agreement notwithstanding the Licensor's default under Section 16.2.1, without prejudice to any right of that the Licensee may have to claim compensation in respect of the Licensor's default.

16.8	After the effective date of any termination of this Licence Agreement, neither Licencee nor Licensor shall have any further rights under this Licence Agreement except that:

16.8.1	such termination shall not relieve either Party of any obligation or liability accrued hereunder prior to the effective date of such termination;

16.8.2	such termination shall not affect in any way the then existing Licences, rights and powers granted or agreed to be granted by, or obligations of the Parties under Section 9 (Improvement and Development); and

16.8.3	such termination shall not affect the obligations of the Parties under Section 10 (Confidentiality and Non-Disclosure), Section 11 (Indemnification), Section 19 (Publicity) and Section 23 (Dispute Settlement and Governing Law), Section 15 (Notices) which shall all survive any termination or expiration of this Licence Agreement.

For the avoidance of doubt Licencee’s obligations of confidentiality and non-disclosure in relation to the SGT Technical Confidential Information shall survive termination and continue in perpetuity.

16.9	If the Licence is terminated for reason, other than that outlined in Section 16.2 or Section 22.2, by either Party for any reason prior to construction of the Licenced Facility, the Licencee will return to the Licensor all copies of the PDP and any other written materials related to the design, construction, and operation of the Licenced Facility to Licensor Licence within thirty (30) days of such termination.

17.	PARTIES BOUND

17.1	This Licence Agreement shall benefit and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that subject to Section 17.2, neither Party shall assign any of the rights and privileges granted or be relieved of its obligations hereunder without the prior written consent of the other Party, such agreement not to be unreasonably withheld or delayed.

18.	EXPORT CONTROL REGULATIONS

The obligation of Licensor to provide SGT Technical Confidential Information as well as the subsequent use, sale or any disposition of the products directly produced by SGT may be subject to U.S. export control laws and regulations and Licencee shall comply therewith in regard to any information or data furnished by Licensor and with regard to such use, sale or disposition.

19.	PUBLICITY

19.1	Licensor and Licencee shall each be permitted to issue press releases or otherwise publicise the fact that the Parties have entered into this Licence Agreement and may describe the general nature of this Licence Agreement in any publication, written or otherwise, provided, however, other than public disclosure as required by law or relevant securities regulations, Licensor and Licencee shall first mutually agree on the content of the subject matter contained in any such publication. Licensor and Licencee shall also mutually agree upon the content of releases of information available for public review or inspection. Each of Licensor and Licencee agree to provide a minimum of 36 hours’ notice to the respective party of the entirety of the proposed wording of any such publication or market release, and due regard and consideration will be held by each Party to the other Party in relation to the inclusion of any reasonably requested changes in any such publication or release.

19.2	When Licencee discloses or mentions the SGT that is the subject matter of this Licence Agreement in writing in any press release or other promotional documentation, Licencee shall include “Licensed by Synthesis Energy Systems” in said release or promotional documentation, unless otherwise approved by the Licensor.

20.	SEVERABILITY

No amendment to or modification of, any provision of this Licence Agreement will be valid unless in writing and signed by an authorised representative of each of the Parties.

21.	ENTIRE AGREEMENT

This Licence Agreement represents the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter. Notwithstanding the foregoing, neither Party shall be relieved of its obligations with respect to any information subject to the provisions of any confidentiality agreement entered into by the parties prior to the Effective Date.

22.	FORCE MAJEURE

22.1	In the event that the performance of this Licence Agreement is directly affected or that the Licence Agreement cannot be performed in accordance with the agreed-upon terms and conditions due to a Force Majeure Event, the Party affected by the Force Majeure Events shall do its utmost to reduce the damage, delay and effects of the Force Majeure Event to the lowest extent, and:

22.1.1	promptly notify the other Party of the situation resulting from such events; and

22.1.2	provide a detailed report on the Force Majeure Event together with a valid document evidencing the reasons for which its obligations under this Licence Agreement cannot be performed fully or partially or why performance must be delayed, within fifteen (15) days of the occurrence of such Force Majeure Event.

Such documents shall be issued by the notary public organization or the Relevant State Agencies at the location in which such Force Majeure Event occurred.

22.2	Following receipt of the notice referenced in Section 22.1.1 the Parties shall within a reasonable time hold discussions and consultations to decide whether this Licence Agreement shall be terminated, whether the affected Party shall be fully or partially exempted from the responsibility to perform this Licence Agreement or whether the affected Party shall be given an extension of the Term or the time period in which to perform the affected obligation.

22.3	In the event of a Force Majeure event on the part of the Licensor that is not able to rectified or remedied, the Licensor and Licencee agree that Licencee will be entitled to, following written confirmation by Licencee to the Licensor, to a full and unencumbered Licence and all SGT, SGT Technical Confidential Information and related technology and Know-How being granted to it for continuing use at the Project by the Project Company, without any further payments becoming due and payable by Licencee to Licensor under this Agreement.

23.	DISPUTE SETTLEMENT & GOVERNING LAW

23.1	The Parties will attempt in good faith to resolve any actual or potential action or claim arising out of or relating to this Licence Agreement promptly by negotiations between the Chief Executive Officer (or equivalent) of the Parties hereto who have authority to settle the actual or potential action or claim.

23.2	The disputing party hereto shall give the other party written notice of the dispute. Within fifteen (15) business days after receipt of said notice, the receiving party shall submit to the other party a detailed written response. The notice and response shall include (i) a statement of each party's position and a summary of the evidence and arguments supporting its position; and (ii) the name and title of the representative who will represent that party in the negotiations. The representatives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as such representatives reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

23.3	If the matter has not been resolved pursuant to Section 23.2 within sixty (60) days of the disputing party's notice, or as the parties may otherwise agree, or if any party hereto will not participate in such procedure, either party may, by notice to the other party, advise that the dispute should be resolved by arbitration in accordance with Section 23.4

23.4	All disputes arising out of or in connection with this Licence Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Each party will appoint an arbitrator within thirty (30) days of a request to initiate arbitration who will then jointly appoint a third arbitrator within thirty (30) days of the date of the appointment of the second arbitrator, to act as Chairman of the Tribunal. Arbitrators not appointed within the time limits set forth in this Section 23.4 will be appointed by the Secretary General of the Chairman of ICC. The parties agree the chosen language will be English and the arbitration is to take place in Brisbane, Australia.

23.5	If Licensor reasonably believes that Licencee is using SGT Technical Confidential Information or any other data, trade secrets, technical information, Know-How, or other proprietary information accessed hereunder by Licencee, unlawfully or is treating the same in a manner which could compromise its proprietary value, or if Licensor reasonably believes Licencee is not complying with Section 17 (Parties Bound) or Section 18 (Export Control Regulations), then actions under Sections 23.2, 23.3 and 23.4 are able to immediately commence.

23.6	This Section 23 shall survive the termination or expiration of this Licence Agreement and remain in force so long as there remain outstanding rights or obligations of either Party subject to dispute resolution.

23.7	This Licence Agreement is governed by the laws of Queensland, Australia.

24.	GENERAL

24.1	No relaxation, forbearance, delay or indulgence by either Party in enforcing any term or condition of this Licence Agreement, or the granting of time by either Party to the other, shall prejudice, affect or restrict the rights and powers of that Party, nor shall any waiver by either Party of any breach of this Licence Agreement operate as a waiver of, or in relation to, any subsequent or continuing breach of it.

24.2	If any part of this Licence Agreement shall be found to be invalid all the remaining parts shall remain valid.

24.3	No Party hereto will be entitled to make commitments on behalf of or bind any other Party other than those acts that are expressly authorised under this Licence Agreement. Nothing in this Licence Agreement will be construed to authorise any Party to act as an agent for any other Party or to hold itself out as having the authority or right to assume, create, or undertake any obligations of any kind whatsoever, express or implied, on behalf of or in the name of any other Party without the express prior written consent of the other Party.

24.4	The Parties hereby acknowledge and agree that the Parties, and shall ensure the officers and employees of the Parties, will observe in a strict manner all applicable laws including all anti-corruption regulations, and have not made and will not make directly or indirectly, any payment or present any valuable gifts to any government officials for the purpose of obtaining or retaining business.

24.5	An act of disclosure of SGT Technical Confidential Information shall not be considered as an act of granting a Licence or right to such information (whether to the Licencee, its Affiliates) unless otherwise expressly agreed hereunder.

24.6	This Licence Agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

24.7	No amendment or other variation of this Licence Agreement is effective unless it is in writing dated, expressly refers to this Licence Agreement and signed by a duly authorised representative of each party.

24.8	If the whole or any part of a Section of this Licence Agreement is held to be void, unenforceable or illegal by any court of competent jurisdiction:

24.8.1	it must be read down to such extent as may be necessary to ensure that it is not illegal, invalid or unenforceable and as may be reasonable in all the circumstances so as to give it a valid operation; and

24.8.2	if the provision or part thereof cannot be so read down, it must be severed without affecting the validity and enforceability of the remaining provisions of this Licence Agreement.

25.	Survival

25.1	The Parties agree Clauses 10, 11, 12 and 14 survive the expiry or earlier termination of this License Agreement.

26.	Parent Company Guarantee

26.1	The Parent Company Guarantee is located in Appendix G and shall be signed concurrently with this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Licence Agreement to be executed by their duly authorized representatives on the dates hereinafter indicated.

SIGNED by Licensor

SEST Australia Pty Ltd

/s/ Chris Raczkowski	/s/ Kerry Parker
Chris Raczkowski	Kerry Parker
Director	Director / Secretary
Date May 10, 2017

SIGNED by Licencee
Australian Future Energy Pty Ltd

/s/ Edek Choros	/s/ Richard Barker
Edek Choros	Richard Barker
Director	Director / Secretary
Date May 10, 2017

APPENDIX A
DEFINITIONS AND INTERPRETATION

DEFINITION

Acceptable Contractor	Means a contractor experienced in constructing gasification facilities, working under the direction of capable and experienced project management
AFE	Australian Future Energy Pty Ltd can 168 160 067
Affiliate	Means any person or entity that owns or Controls, is owned or Controlled by or is under common ownership or Control with a Party.
Basis for Design	Means the document that sets forth the required mutually agreed battery limit SGT design parameters necessary to start and complete the PDP for the Licenced Facility.
Change in Law

Means:

a) the enactment, adoption, promulgation, modification or repeal of any law, after the Effective Date;

b) the imposition of any condition on the issuing of or renewal of or change to any government approval after the Effective Date; and

c) the failure by any relevant government authority to issue or renew any government approval, provided such failure was not caused or contributed to by the Licensor.

Control

Means in relation to a company the ability to exercise, or direct the exercise of, greater than half of the voting power at any meeting of the shareholders or board of directors of that company (and "Controls" and "Controlled" shall be construed accordingly)

Default Rate

Means a rate equivalent to 2% per annum above the Bank Bill Swap (BBSW) Reference Rate for Australian Dollars, for the relevant period displayed on the Reuters screen.  If that rate ceases to be available, then the rate will be such other most comparable rate as agreed by the parties, acting in good faith from time to time

Dry Net Syngas	The amount of syngas containing Carbon Monoxide (CO), Hydrogen (H2), and Methane (CH4) generated by the SGT at the Licenced Facility from the overhead of the syngas scrubber.

Effective Date	Means the date when this Licence Agreement shall come into force as specified in Section 2
Equipment Supply Agreement or ESA	Means the Equipment Supply Agreement to be entered into between Licencee and Licensor
Final Investment Decision

Means the date the Project receives authorization from the Project Owners for full development of the Project to commence, and where the Licensee is satisfied that the following items have been adequately addressed to the satisfaction of the Licensee :

a) the Licensee being able to secure a suitable location and all related and required approvals (Governmental and otherwise) to allow for the construction and development of the Licensee’s Project to be able to proceed, to the satisfaction of the Licensee;

b)       the Licensee being able to secure all required environmental approvals, permits and the like (Governmental and otherwise) to allow for the construction and development of the Licensee’s Project to be able to proceed, to the satisfaction of the Licensee;

c)       the Licensee being able to secure a suitable and appropriate supply of coal, for utilisation in its proposed Project, having regard to the technical specifications and related parameters of the proposed coal supply, and the proposed financial and commercial terms of such proposed coal supply, to the satisfaction of the Licencee;

d)       the Licensee being able to secure all required product offtake arrangements to support the Licensee’s financing requirements for the Project, to allow for the construction and development of the Licensee’s Project to be able to proceed, to the satisfaction of the Licensee;

e)       the Licensee being able to secure a suitable and appropriate source of equity and / or project finance funding for the development of its proposed Project, having regard to the proposed financial, commercial and security terms of such proposed equity and / or project finance funding, to the satisfaction of the Licensee;

f)       the Licensee being able to secure, all other related technology and License Agreements and arrangements required for the development of the final Project selected by Licensee, and that the proposed financial and commercial terms for the supply of all such related technology and License Agreements and arrangements are suitable and appropriate, to the satisfaction of the Licensee;

g)       the Licensee being satisfied, to the satisfaction of the Licensee, that is has been able to secure all appropriate supply and construction agreements and related contracts, with related technical, financial, and commercial terms that are suitable and appropriate for the proposed Project, to the satisfaction of the Licensee;

h)        parties have executed the PGD;

i)        parties have executed the TSA; and

j)        parties have executed the ESA.

Force Majeure Event

Means an event or circumstance, or combination of events or circumstances, which:

a) is beyond the reasonable control of the party affected (Affected Party);

b) causes or results in default or delay in the performance by the Affected Party of any of its obligations under this Licence Agreement;

c) is without the fault or negligence of the Affected Party or its employees, officers, contractors, and consultants; and

d) the Affected Party could not reasonably have been expected to have prevented, avoided or overcome by exercising a standard of skill, care and diligence consistent with that of a prudent, competent and experienced person in the circumstances, provided that such event or circumstance is limited to the following:

e) act of terrorism;

f) riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection of military or usurped power, requisition or compulsory acquisition by any government entity of any part of the site;

g) ionising radiation or contamination, radio activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive toxic explosive or other hazardous properties of any explosive assembly or nuclear component;

h) strikes at national level or industrial matters at a national level, or strike or industrial matters by personnel not employed or otherwise engaged by the Affected Party, its subcontractors or its suppliers and which affect an essential portion of the Affected Party's obligations but excluding any industrial matter which is specific to the performance of the PDP or this Licence Agreement;

(i) an act of God, earthquake, lightning, cyclone, tsunami, fire emanating from outside the site, explosion, flood, landslide, drought or meteor, but excluding weather conditions regardless of severity;

(j) act of public enemy, sabotage, malicious damage, civil unrest or acts of piracy; and

(k) an embargo,

but does not include:

a) mechanical or electrical breakdown or failure of SGT Proprietary Equipment;

b) an event or circumstance caused by an act or omission of the Affected Party;

c) financial hardship or a lack of, or an inability to use, money or available funds for any reason;

d) failure of a supplier to supply goods or services to the Licensor under the relevant supply agreement unless the failure to do so is an Force Majeure Event affecting that supplier.

Guarantee Test	Means a test performed at the Licenced Facility to determine the measured performance of the plant as described in the Performance Guarantee Deed.

GTI	Means the Gas Technology Institute, an Illinois non-profit corporation
Intellectual Property Rights

Means all intellectual property and industrial protection rights conferred by law, at common law or in equity and subsisting anywhere in the world including:

a) any:

(i) copyright;

(ii) inventions (including patents, innovation patents and utility models);

(iii) confidential information, trade secrets, technical data and know-how, whether or not confidential and in whatever form held, including formulae, design specifications, drawings, data, manuals and instructions;

(iv) designs;

(v) trademarks and service marks; and

(vi) circuit layout designs, topography rights and rights in databases,

whether or not any of these is registered, registrable or patentable;

(b)       any similar rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist now or in the future;

(c)       any applications and the right to apply for registration of any of the above; and

(d)       any rights or action against any third party in connection with the intellectual property rights included in paragraphs (a) to (c), whether arising before, on or after the Effective Date.

Know-How

Means all technical information, whether patentable or not and whether the subject of a patent or any application therefor, including trade secrets, pertaining to Licensor’s proprietary SGT including theses, designs, drawings, blueprints, specifications, test data, charts, process models, fabrication techniques, materials of construction, and formulations, graphs, operating and test procedures, shop practices and instruction or operations manuals and refinements thereto developed by Licensor

Licence Agreement	Means this Licence Agreement and each of its appendices.
Licenced Capacity	Means the total amount of Dry Net Syngas documented in the finalized Basis for Design of the PDP.
Licenced Facility

Means the facility designed, built and operated to produce the Licenced Capacity Dry Net Syngas to be built by the Licencee at the designated location of the Project.  This Licence Agreement is non-transferable to alternate sites

Licence Fee	Means the Licence Fee set out in Section 5
Licencee	AFE or Project Company
Licensor	SESTA
Parent Company Guarantee	Means the parent company guarantee from the Guarantor in the form specified in Appendix G.

PDP	Means the Process Design Package prepared by the Licensor for the Licenced Facility which conveys the necessary SGT process design information required for a qualified engineering company to complete a detailed facility design. The scope of which is provided in detail in Appendix C

PDP Fee	Means the fee required to complete the PDP, set out in Section 5.

Project	The final project selected for development and construction by the Project Owners at Final Investment Decision.
Project Company	The subsidiary company of AFE that will be the company that will ultimately own and develop the Project and which will hold the Licence.
Project Owners	AFE or Project Company
SES	SEST Australia Pty Ltd

SGT

Means a proprietary process involving conversion of coal to synthetic gas “syngas” by reaction of Coal with air or oxygen with the addition of steam, carbon dioxide or other diluents gases in a proprietary fluidized bed reactor system

SGT Proprietary Equipment	Means the proprietary equipment to be provided by SES, or their subcontractor, partner, or Affiliate. The proprietary equipment is outlined in Appendix D.
SGT Technical Confidential Information

Shall mean patent rights and Know-How as well as trade secrets, secret processes and etc., including but not limited to processes, data, formulae, material balance, control logic, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, any data relating to a patent that is not disclosed in a granted patent, and other information relating to the production, engineering, whenever provided by Licensor (or its Affiliates), and includes the PDP.

Technical Services	Means the technical services to be performed by the Licensor under a separate Technical Services Agreement between the Licencee and the Licensor.
TSA	Technical Services Agreement that is the subject of Section 4.3

INTERPRETATION

1.	Section and Appendix headings do not affect the interpretation of this Licence Agreement. A reference to a Recital, Section or Appendix is to a Recital, Section or Appendix to this Licence Agreement, unless otherwise indicated.

2.	A reference to a law is a reference to it as it is in force for the time being, taking account of any amendment, re-enactment and includes any subordinate legislation for the time being in force made under it.

3.	Writing or written includes email.

4.	Words in the singular include the plural and in the plural include the singular.

5.	A reference to one gender includes a reference to the other gender.

6.	Any phrase introduced by the terms “including”, “include”, "includes" or any similar expression shall be construed as illustrative and the words following any of those terms shall not limit the sense of the words preceding those terms.

7.	A reference to this Licence Agreement or another instrument includes any variation or replacement of either of them.

8.	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

9.	If a period of time is specified and dates from a given day or the day of an actual event, it is to be calculated exclusive of that day.

10.	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

11.	If a day on which any act, matter or thing is to be done under this Licence Agreement is a Saturday, a Sunday or a public holiday in Brisbane, the act, matter or thing must be done on the next business day.

12.	A reference to an Appendix or schedule is a reference to an appendix or schedule to this Licence Agreement.

13.	Where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

14.	Words denoting individuals or persons include corporations, partnerships, joint ventures, unincorporated associations or governmental instrumentalities and vice versa.

15.	The Licencee is not required to incur any cost or expense before enforcing any indemnity contained in this Licence Agreement.

16.	Where a right or remedy is conferred on the Licencee under this Licence Agreement, that right or remedy is in addition to, and not in substitution of, any other right or remedy conferred on the Licencee under this Licence Agreement or otherwise according to law.

17.	The term "may" when used in the context of a power or right exercisable by the Licencee means that the Licencee can exercise that right or power in its absolute and unfettered discretion and the Licencee has no obligation to the Licensor to do so.

(v)	references to the word "parties" means both the Licensor and the Licencee and the word "party" means one of them; and

APPENDIX B

NOT USED

APPENDIX C

PROCESS DESIGN PACKAGE (PDP) SERVICES AND SCOPE OF WORK

Unless otherwise provided, capitalised terms in this Appendix C follow the definitions applicable to the main body of the Technology Licence Agreement. References to sections shall be to sections of this Appendix unless otherwise stated.

Once a completed Basis for Design has been mutually agreed, the PDP Package will be prepared and will include the following deliverables:

Prior to the commencement of the PDP, the Basis for Design must be developed and agreed upon.

Basis for Design Development

1.	Prior to Licensor beginning preparation of the PDP, Licencee will, in consultation with Licensor, furnish complete data with respect to Licencee’s design basis, including product requirements and available auxiliary services to be used as the basis for the PDP.

2.	The PDP design shall be based on the parameters of the Design Basis coal, which Licencee shall provide to Licensor. Licencee shall supply to Licensor the required analytical data needed in order to perform the PDP which includes but is not limited to:

a.	Ultimate analysis

b.	Proximate analysis

c.	Equilibrium or inherent moisture content

d.	Heating value (as received and dry basis)

e.	HGI (Hardgrove grindability index)

f.	Ash analysis

g.	Ash fusion temperatures, reducing environment

h.	Classification (lignite, sub-bituminous, bituminous, anthracite)

If any such information is not available on the design coal, Licensor shall contract with Licencee to ship coal to a laboratory facility designated by Licensor in order to complete and conduct such analysis.

3.	Licensor will prepare a Basis of Design for the SGT System which includes information for both Normal Operating Conditions and the Design Conditions for customer’s the Licencee's review.

4.	The Basis for Design specifies the utilities and energy battery limits, namely:

•	Cooling water temperature (inlet/outlet), pressure (inlet/outlet)

•	Fresh water, soft water, de-oxygen water, de-mineralized water

•	Steam temperature and pressure

•	Compressed air (instrument air, plant air) temperature, pressure, dew point, oil content

•	Nitrogen and Oxygen temperature, pressure, purity

•	Fuel gas temperature, pressure, heat value, composition

•	Heat carrier composition, heat value, boiling point, thermodynamic properties.

5.	Normal Operating Condition (NOC) is defined as the conditions based on the Design Coal to which the PDP design will be optimized for performance. This is the operating case normally expected for the SGT System.

6.	Design Conditions (DC) is defined as a set of conditions that include the set of conditions or range of conditions with margins that the plant design must be capable of meeting.

7.	Licensor shall include the following information for both the NOC and DC:

•	Flow rates, temperatures, and pressure of coal feed and oxygen streams (including oxygen purity).

•	Flow rates of internal SGT streams including steam, nitrogen, fluidizing/transport gas.

•	Gasifier operating temperature and pressure ranges.

•	Nominal production rate of syngas.

8.	Licencee supplies the PDP Design Basis conditions for, including but not limited to, the following:

•	Site conditions – ambient, geological considerations, special zones such as earthquake, or flooding, wind loading, dust loading, other site factors.

•	Product and by-products spec - raw syngas composition, Ash/Char, steam generated in the SGT System.

•	Utilities – cooling water, demineralized water, steam, power, etc.

•	Waste disposal requirements for solids and liquids.

Block Flow Diagram

The Block Flow Diagram illustrates the key areas and overall process flow of SES’ gasification technology and defines the PDP scope and battery limits of SES’ proprietary technology.

Process Descriptions

Detailed process descriptions will be provided in the PDP. This will include description of processes, describing the flow process of material in the equipment in sequence, and describe where the separated material or resulting product goes.

Heat & Material Balance

The Heat & Material Balance will be provided, corresponding to the stream number in the PFD for the NOC case. The Heat & Material Balance shall include the following information:

a.	Stream number

b.	Stream name

c.	Stream composition

d.	Total mass flow and molar flow

e.	Normal operation pressure

f.	Normal operation temperature

g.	Density of fluid at operation condition

h.	Molecular weight

i.	Bulk density of solids

j.	Moisture content in solids

A DC case summary will also be provided for equipment and plant design. This summary will provide the minimum (if significantly lower than NOC case) and the maximum flow conditions for major process streams. This will not be a consistent set of operating conditions, but the summarized information from multiple design cases which are considered proprietary.

Process Flow Diagrams

The following information shall be included in the PFDs:

a.	Process flow scheme including all major lines required for start-up, normal and abnormal condition and shutdown/turndown modes;

b.	Item number, service name of all equipment;

c.	Outline of equipment to indicate equipment type (Type of Heat Exchangers, Pumps, Compressors, etc.);

d.	Stream number for normally operating lines and utility streams; the stream number shall be referred to by Heat and Material Balance with stream properties.

Utility Flow Diagram

The Utility Flow diagram will depict the utilities at SES’ battery limits. Further details are provided in the Utility Summary.

Utility Summary

The Utility summary will provide specifications of utilities at SES’ battery limits. The following lists utility consumptions that correspond to the NOC case HMB and DC case summary:

a.	Water: Applications, temperature, pressure, flow rate of circulation cooling water, circulating hot water, fresh water, soft water, de-oxygen water, de-mineralized water, and boiler feed water

b.	Steam: Applications, temperature, pressure, and flow rate

c.	Nitrogen: Applications, temperature, pressure, and consumption

d.	Compressed air (instrument air and plant air): Applications, temperature, pressure, and consumption

e.	Oxygen: Applications, temperature, pressure, and consumption

f.	Carbon dioxide: Application, temperature, pressure, and consumption

g.	Fuel gas: Specifications, applications, and consumption of fuel gas as necessary

h.	Coke: Application, consumption

i.	Refrigeration: Applications, parameters, and consumption

j.	Power: Applications, consumption

Specific equipment and process areas will provide further detail as to the utility requirements on the application data sheets.

Emissions & Effluent Summary

The Effluent and Emission Summary is a description of estimated waste emissions include source, temperature, pressure, discharge quantity, and content of major effluents and emissions, discharging frequency, as well as recommended treating methods for waste gas, waste water and solids.

Flare Load Summary

A Flare Load Summary will be compiled and included in the PDP. This will include additional design guidelines for the flare system, including location, capacity and related parameters.

Piping & Instrumentation Diagrams

Piping and Instrument Diagrams (P&IDs) will indicate process equipment and location number, name in P&ID, material selection, and design conditions; nominal diameter, material selection and special requirements for main pipes (including main process pipes, start-up and shutdown pipes, safety venting system pipes, utility material pipes) and valves; safety venting valves; main control and interlock loops.

Sampling & Analyses

The PDP will include a table of samples to be analyzed; including list of the name, sampling location, analyzing frequency (start-up/normal operation), analytical methods of materials to be analyzed for normal operation and good quality of products. Laboratory equipment list of SES gasification technology shall be recommended.

Safety System Logic

The design philosophy of the Safety Instrumented System (SIS) interlock and Distributed Control System (DCS) interlocks will be described here. Some aspects of the Safety System design (specific trip points, automated/permissive control features, etc.) will be reviewed with the owner’s EPC concurrent with or immediately after detail design completion.

List of Interlock Actions for Gasifier

A table of SIS and DCS interlocks that will list automated and permissive controls that defines alarm and other instrumentation limits, and resulting actions to maintain safe process operation, within the recommended guidelines of key parameters. Note that general DCS alarms and control requirements are provided by the EPC.

Material Selection Drawing

The Material Selection Drawing includes metallurgical recommendations and guidelines for certain equipment, piping, and valves overlaid onto a set of the PFDs.

Instrument Design Basis

The Instrumentation Design Basis will provide the following:

a.	General requirement for electrical equipment and circuits for instrumentation and controls

b.	Specifications for instrument transmission signal.

c.	Description of safety design for instrument system.

Equipment List

The Equipment List will tabulate equipment numbers and corresponding equipment names. This will function as an index for the provided equipment datasheets (no additional engineering requirements are defined on this document).

Equipment Datasheets

Specific Equipment Datasheets for major vessels, machinery and components within the Licence scope. Applicable Codes & Standards, service conditions, utility requirements, design and operating parameters and other engineering requirements are defined on the equipment sketch, along with interface locations, internal configuration, orientations and key dimensions.

Package Equipment Specifications

This section includes certain equipment packages and assemblies for process components within the Licence scope. Service conditions, utility requirements, design and operating parameters and other engineering requirements are defined, along with interface locations, orientations and key dimensions.

Piping Design Basis

The Piping Design Basis includes general guidelines for gasification plant and piping layout.

Piping Service Index

A Piping Service Index / Line List will include a list of class, pipe material, design pressure at specific temperature, pressure rating and flange facing, and corrosion allowance of piping for various services.

Process Safety Valve List

A Process Safety Valve List will be included to define the specialized valves within the PDP battery limits and provide the main design and operating parameters.

Gasification Island Plot Plan

The Gasification Island Plot Plan suggests equipment layout locations and orientations. Plot Plans shall include relative equipment placement, approximate footprints of key equipment, main pipe racks, roadways and building, other special requirements, and compulsory rules.

Health, Safety & Environmental

The Health, Safety & Environmental (HSE) section provides a description of HSE protection for SES’ PDP performance scope. This will include a list of major potential hazards and the safety mechanism used to control them.

HAZOP participation is possible after key elements (P&IDs, etc) of the process design are complete. As necessary, results from the HAZOP will be incorporated in this section.

Area Classification Drawing

An Area Classification Drawing will be provided to define typical boundaries around the process area per applicable industry Codes & Standards.

Operation Guidelines

Process & Operating Guidelines will include:

a.	Introduce key aspects and performance of the process

b.	Start-up, shut-down, and NOC preparation procedures: Steps and salient points.

c.	Describe main processes control requirements, including control principle of start-up, shutdown, and emergency shutdown.

d.	Critical operating variables and controls, relating to performance and product quality

e.	Principles of incidents handling: Salient points of measures and steps adopted to deal with possible emergency incidents.

f.	General refractory curing requirements

g.	Equipment check and maintenance for SES supplied equipment: Describe the methods regarding check and maintenance of proprietary or Licenced equipment including main maintenance points, and safety precautions.

Recommended Vendors

A list of recommended vendors for non-proprietary equipment within the scope of the PDP and Licence will be provided.

This is a preliminary scope of work and services for the PDP only. Upon agreement and completion of the Basis of Design, the Parties shall mutually agree upon and finalize the complete PDP Services and Scope of Work. The PDP and the schedule for the PDP will not begin until the Basis for Design is approved in writing by the authorized representatives of both Parties.

APPENDIX D

EQUIPMENT SUPPLY OUTLINE

Unless otherwise provided, capitalised terms in this Appendix D follow the definitions applicable to the main body of the Licence Agreement. References to Sections shall be to Sections of this Appendix unless otherwise stated.

1.	SES will provide key proprietary equipment pieces to assure that they are designed and fabricated with the most up-to-date technical design information and with careful attention to critical details. SES’ primary goal is to assure that all current operating and design experience known to SES is properly included in these key equipment pieces so that Licencee’s plant will minimize its time to mature operation and experience the highest availability and operability.

2.	Equipment to be supplied by SES will include:

a)	Feed Hoppers and Valves

b)	Screw Feeders

c)	Gasifier including internals, with refractory specifications and installation procedures

d)	Heat recovery steam generator and its associated steam drum

e)	Primary and secondary cyclones, including dip legs and refractory

f)	High temperature ash cooler and screw

g)	Ash hoppers and Valves

h)	Low temperature ash cooler

i)	High efficiency cyclone

j)	The syngas filter

k)	Fines handling hoppers and valves

l)	Syngas Scrubber

3.	Pricing, terms and conditions for the supply of each item, including schedule and warranties, will be developed during the Process Design Package work as design information for each becomes available. These terms and conditions will be comparable to those of other equipment pieces and will be developed and agreed by both Parties in consultation with Licencee.

NOTE : This Appendix D is the general form of the SGT Proprietary Equipment Supply Agreement that has been confirmed at the Effective Date. The final version of the SGT Proprietary Equipment Supply Agreement will be negotiated and agreed in good faith between Licensor and Licencee prior to being executed by both Parties.

APPENDIX E

ANNUAL REPORTING STATEMENT

LICENCEE: _______________________________________________

Location: ______________________________________________

Period: ________________________________________________

From: ____________________________________________

To: ______________________________________________

Days: ____________________________________________

Output for Period (CO+H2+CH4)

Total: __________________________________________ Nm3

Daily Average: ___________________________________Nm3/Day

Excess Output (CO+H2+CH4)

Licenced Capacity: _________________________________Nm3/Day

Excess Capacity: __________________________________Nm3/Day

Input for Period

Coal Consumption: __________________________________ Million BTU/Day

Oxygen Consumption: _______________________________ TPD

Gasifier Operating Parameters

Temperature: _________________________ Average °C

Pressure: ____________________________ Barg

Average Syngas Composition vol%

CO ______________ H2 _____________ CH4 _____________

CO2 _____________ H2O ___________ N2 ______________

H2S ______________ COS ___________ NH3 _____________

HCN ______________ Other __________

NOTE : This Appendix E is the general form of the Annual Reporting Statement that has been confirmed at the Effective Date. The final version of the Annual Reporting Statement will be negotiated and agreed in good faith between Licensor and Licencee as required.

APPENDIX F

PROCESS GUARANTEE DEED

NOTE : This Appendix F is the general form of the Process Guarantee Deed that has been confirmed at the Effective Date. The final version of the Process Guarantee Deed will be negotiated and agreed in good faith between Licensor and Licencee prior to being executed by both Parties.

This Process Guarantee Deed (“Process Guarantee Deed”) is made and entered into as of [XXXXX, 201X] by and between :

•	SEST Australia Pty Ltd, a company incorporated under the laws of Queensland, Australia and having its registered office at c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000 (ACN 618 743 258) (Licensor); and

•	Australian Future Energy Pty Ltd, a company incorporated in accordance with the laws of Queensland, Australia and having its principal place of business at Level 10, 10 Market Street Brisbane, Qld, 4000 (GPO Box 3288, Brisbane, Qld 4001) (ACN 168 160 067)

RECITALS

Whereas, Licensor and Licencee have entered into a Licence Agreement with an Effective Date of 10 May 2017.

Whereas, Licensor and Licencee have also entered into a Technical Services Agreement under which Licensor will provide, or arrange to provide, Licencee with additional technical services relating to the design, construction, operation and maintenance of the Licenced Facility during the process design, commissioning, and on-going operation of the Licenced Facility; and

Whereas, Licensor understands that Licencee will enter into a contract with a Contractor for the detailed design and construction of the Licenced Facility;

Therefore, in consideration of the promises and mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties do hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1	Except as otherwise expressly provided in this Process Guarantee Deed, the capitalized terms in this Process Guarantee Deed (i) shall have the meaning defined in the Licence Agreement for all purposes of this Process Guarantee Deed or (ii) shall refer to the corresponding Paragraph of this Process Guarantee Deed.

1.2	"Contractor" means a contractor engaged by the Licencee for the detailed design, procurement and construction of the Licenced Facility.

1.3	“Design Conditions” shall represent individual conditions as set forth in the Basis for Design of the Process Design Package which must be met by the various items of process equipment to provide engineering margins and to satisfy the requirements of variations in feedstock and other conditions.

1.4	“Mechanical Performance” shall mean the ability of Licenced Facility to be capable of continuous operation at any of the conditions specified in the Basis for Design of the Process Design Package.

1.5	“Normal Operating Conditions” shall represent a consistent set of data and conditions for the expected Licenced Facility operation as set forth in the Basis for Design of the Process Design Package, and shall serve as the basis for the Guarantee Test.

1.6	“Licensor Performance Guarantee Responsibility” shall mean design data and process information furnished by Licensor in the Process Design Package, design drawings prepared by the Authorized Contractor and approved in writing by Licensor for the purposes of conformance to Licensor’s design information, and process design modifications specified in writing by Licensor. [

1.7	"Start Up Date" [to be inserted]

ARTICLE 2. PROCESS GUARANTEE

2.1	When the Licensed Facility is operated within the limits specified in the Process Design Package including the Basis for Design of the Process Design Package, and when the Coal feedstock has the chemical analysis and physical characteristics specified in the Normal Operating Conditions, and subject to the qualifications set forth in Paragraph 3.1, Licensor guarantees the Licensed Facility will meet each of the Performance Guarantees as detailed below :

a)	Coal consumed in the gasification reaction will not be in excess of [XXX] kilograms per normal cubic meter (NCM) of hydrogen plus carbon monoxide plus methane produced using the SGT;

b)	Pure oxygen consumed in the gasification reaction will not be in excess of [XXX] NCM of oxygen per NCM of hydrogen plus carbon monoxide plus methane produced using the SGT;

c)	Synthesis Gas containing at least [XXX] NCM per hour (measured at the Syngas Scrubber Overheads) of hydrogen plus carbon monoxide plus methane will be produced using the SGT, exclusive of process leaks and losses to water or other liquids;

d)	Synthesis Gas will be supplied at Syngas Scrubber Overheads at a minimum pressure of [XX] barg when producing the Synthesis Gas flowrate noted in dot point (c) above;

e)	***

ARTICLE 3. QUALIFICATIONS

3.1	The foregoing guarantee by Licensor is made subject to the following qualifications:

▪	The Licenced Facility is designed, operated, engineered and constructed in accordance with the Process Design Package, including the Basis for Design of the Process Design Package.

▪	Licencee has purchased the SGT Proprietary Equipment defined in Appendix D from the Licensor, unless approved by Licensor to purchase from another vendor.

▪	The Licencee follows the specifications and requirements for all other equipment and materials required which are listed in SGT Proprietary Equipment and required to meet the Performance Guarantees.

▪	The detailed design from which the Licenced Facility is constructed which affect the process performance of the Licenced Facility has been performed by a competent engineering company to general industry acceptable standards.

▪	For guarantee purposes, adjustment of the guaranteed performance figures listed in Paragraph 2.1 shall be made with respect to any deviation from the Basis for Design of the Process Design Package, including without limitation any deviation in the [utilities] supplied or in the properties of the [feedstock feed] to the gasifier actually used in the Guarantee Test by using Licensor’s usual calculation procedures and correlations and as agreed by Licencee.

▪	The allowable tolerances for precision of measurement shall for all purposes of this Process Guarantee Deed be determined in accordance with reasonable methods and tolerances and generally accepted practices. No Performance Liquidated Damages are payable to Licencee unless the actual measurements taken during the Guarantee Test fall outside this tolerance.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

ARTICLE 4. GUARANTEE TEST

4.1	Licencee shall advise Licensor in writing approximately 90 days prior to the expected date of the Mechanical Completion of the Licenced Facility to allow Licensor representative(s) an opportunity to review the Licenced Facility and advise Licencee of [any modifications required to conform with Licensor’s information, specifications, and design and with the use of good engineering practices]. Licensor will conduct such pre-commissioning and commissioning reviews in accordance with the Technical Services Agreement. Based on the results of these reviews, the parties hereto will mutually agree upon the need for further reviews.

4.2	When Licencee desires to conduct a Guarantee Test as defined in Section 5.1, Licensor shall be so advised with at least 30 days written notice to allow Licensor to send representative(s) to oversee the Guarantee Test. After arriving at the Licenced Facility, the Licensor representative(s) shall be allowed up to 15 days with the Licenced Facility in operation to check the Licenced Facility and advise Licencee of the readiness for the Guarantee Test or modifications required to conform with [Licensor’s information, specifications, design and with the use of good engineering practices.] Licensor representatives will perform such services, and the witness of the Guarantee Test, in accordance with the Technical Services Agreement.

4.3	In the event that the Guarantee Test run is unsatisfactory and does not meet the Performance Guarantees due to a fault in the Licensor Performance Guarantee Responsibility, as defined in Paragraph 5.2, then corrective action will be taken in accordance with Paragraph 5.2 and Licensor or Licencee may request a repeat test. In the event that a Guarantee Test demonstrates that the Performance Guarantees have not been achieved for reasons other than a fault in the Licensor Performance Guarantee Responsibility, Licencee may take the appropriate corrective action and may then undertake a repeat test in accordance with the original Guarantee Test procedure described in Paragraph 4.2

4.4	A repeat Guarantee Test shall be performed as soon as possible after completion of the correctives actions resulting from the unsatisfactory test. If repeat tests are required due to a fault in the Licensor Performance Guarantee Responsibility, all costs and expenses related to Licensor personnel involved in the repeat test will be borne by Licensor.

ARTICLE 5. SATISFACTION OF GUARANTEE

5.1	[The Performance Guarantee test shall be considered to have been successfully completed and satisfied if during a test run of *** (***) continuous hours the Licenced Facility shall have produced hydrogen plus carbon monoxide plus methane at an average rate and within the tolerance of the guaranteed performance figures set forth in Paragraph 2.1 (“Guarantee Test”).] A test run that is interrupted may, upon the mutual agreement of Licensor and Licencee and for the purpose of this Performance Guarantee Deed, be considered a Guarantee Test.

5.2	In the event that during a Guarantee Test the Licenced Facility is found to have not met any one of the Performance Guarantees set forth in Paragraph 2.1, and if such failure is not due to any of the qualifications detailed in Paragraph 3.1, Licensor may, in such manner as Licencee will recommend or approve, modify the Licenced Facility by (i) installing additional equipment, or (ii) modifying existing equipment, for the purpose of repeating the Guarantee Test. Licensor will affect these modifications at its cost. Subsequent Guarantee Tests may be undertaken only two (2) times. If after two (2) repeat attempts to meet the guaranteed performance figures set forth in Paragraph 2.1, the Licenced Facility still does not meet the Performance Guarantees, and if such failure is not due to any of the qualifications detailed in Paragraph 3.1, the Performance Liquidated Damages in Paragraph 6.3 shall be applied.

5.3	It is understood and agreed that a failure to complete and satisfy the Guarantee Test due solely to a mechanical defect or deficiency in any mechanical component of the Licenced Facility including without limitation pumps, exchangers, coolers, instruments, flanges, valves, and piping, shall not be considered an Licensor Performance Guarantee Responsibility, for the purposes of Paragraph 5.2, unless directed to be used by the Licensor. The parties hereto agree that the relevant Guarantee Test shall be re-performed as soon as the mechanical deficiency in question has been remedied and that such re-performance shall not constitute a repeat test. Nothing in this Paragraph 5.3 shall extend the period for completion of the Guarantee Test set forth in Paragraph 5.4.

5.4	It is intended by both Licencee and Licensor that the Guarantee Test, including subsequent repeat tests, shall be completed within eighteen (18) months after the Start-up Date. If the Guarantee Test fails due to a fault in the Licensor Performance Guarantee Responsibility or the Guarantee Test or any required repeat tests are delayed due solely to the action or failure to act of Licensor then the Licensor must pay the Performance Liquidated Damages to the Licencee.

5.5	Licencee shall have the right at any time to waive in writing any and all guarantees given herein and relieve Licensor of its obligations under this Performance Guarantee Deed.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

ARTICLE 6. FINANCIAL ARRANGEMENTS AND PERFORMANCE LIQUIDATED DAMAGES

6.1	Where equipment installations or modifications as provided for in Paragraph 5.2 are made, promptly after such installations or modifications have been completed and upon receipt by Licensor of invoices, together with such supporting evidence as Licensor may reasonably request, Licensor will reimburse the cost of such installations or modifications.

6.2	In the event the Licenced Facility has failed the Guarantee Test and the two (2) repeat tests, Licensor shall be obligated to pay Licencee the Performance Liquidated Damages being an amount related to the value of the entire scope of supply by Licensor to Licensee under this Agreement, the PDP and the ESA, and capped at [$US XXMM]. Payment of such Liquidated Damages shall be further defined in detail prior to execution of ESA

6.3	The parties agree that the Performance Liquidated Damages is a genuine, fair and reasonable pre-estimate of the damages likely to be sustained by the Licencee as a result of the Licensor's failure to achieve the Performance Guarantees.

6.4	If the Performance Liquidated Damages is found for any reason to be void, invalid or otherwise inoperative so as to disentitle the Licencee from claiming the Performance Liquidated Damages, the Licencee is entitled to claim against the Licensor for damages at law for failure to achieve the Performance Guarantees, provided that such damages at law shall not exceed the amount payable by the Licensor to the Licencee if the Performance Liquidated Damages had been enforceable by the Licencee.

ARTICLE 7. TERMINATION

7.1	This Performance Guarantee Deed and all obligations hereunder shall terminate upon the earliest of the following:

▪	Satisfaction of guarantee in accordance with Paragraphs 5.1, 5.4, or 6.1; or

▪	Application of performance penalties in accordance with Paragraph 5.2, which may include payment of performance penalties or satisfaction of any other financial arrangement made by Licensor and Licencee in lieu of said performance penalties in accordance with Paragraph 6.3; or

▪	Waiver of SES’ obligation in accordance with Paragraph 5.5; or

▪	Termination of the Licence Agreement.

ARTICLE 8. NOTICES

8.1	Important Notices. All important notices to be given in connection with this Performance Guarantee Deed or its performance shall be given to each party in writing. Any urgent matters shall be informed by email, however, important notices in such matter shall be confirmed in writing thereafter. Such notices shall be deemed to be duly given when they have reached the addressees. All correspondence and reports under this Performance Guarantee Deed shall be sent to the following addresses or such other address to which either party shall give due written notice from time to time:

For Licensor:		For Licencee:
xxx	_________________________
xxxx
xxx
Attn:		Attn:
Email:		Email:

ARTICLE 9. GENERAL

9.1	Entire Agreement; Amendments. This Performance Guarantee Deed, when executed by the parties hereto, together with its exhibits, shall together with the Licence Agreement constitute the entire agreement between the parties with reference to the subject matter hereof and may only be amended in a writing signed by both parties. There are no other understandings, agreements or representations, express or implied, not specified herein.

9.2	Governing Law. The parties agree that, in the event of a dispute regarding this Performance Guarantee Agreement, this Performance Guarantee Agreement shall follow the Governing Law of the Licence Agreement.

9.3	Assignment. This Performance Guarantee Agreement shall not be assignable by either party except that Licensor may assign all of its rights hereunder together with all of its obligations hereunder to an Affiliate (subject to demonstration of technical and financial competency of the Affiliate, to the satisfaction of the Licencee), and Licensor or Licencee may assign all of its respective rights hereunder together with all of its respective obligations hereunder to any third party with which it may merge or consolidate or to a purchaser of substantially all of the issued shares or assets of Licensor or Licencee, as the case may be. Licensor and Licencee shall notify each other hereunder immediately of any proposed assignment made pursuant to this Section 9.3. This Performance Guarantee Deed shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, assigns, successors, and legal representatives.

9.4	Arbitration. All disputes, controversies or differences arising between the Parties out of, or in relation to, or in connection with, this Performance Guarantee Deed or for the breach hereof, which the Parties are unable to resolve between themselves shall be settled finally and bindingly by arbitration as defined in the Licence Agreement

9.5	Interpretation. The headings used in this Performance Guarantee Deed are intended for convenience only and will not be deemed a part of this Performance Guarantee Deed or affect the construction or interpretation of any provision of this Performance Guarantee Deed. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require. The use of the words “include,” “including” or variations thereof in this Performance Guarantee Deed shall be by way of example rather than by limitation. The parties have participated, or had the opportunity to participate in, the negotiation and drafting of this Performance Guarantee Deed or requested, or had the opportunity to request, amendments to this Performance Guarantee Deed. In the event an ambiguity or question of intent or interpretation arises, this Performance Guarantee Deed shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Performance Agreement.

9.6	Waiver. The waiver, express or implied, by either Licencee or Licensor of any right hereunder or of any right to seek remedies arising from any failure to perform or breach hereof by either Party, shall not constitute or be deemed a waiver of any other right hereunder, whether of a similar or dissimilar nature thereto. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party, of its rights hereunder.

9.7	Force Majeure. Time and diligence of the parties are of the essence to this Performance Guarantee Deed, it being understood that in the event of any act of God, war, insurrection, strike or wildcat labor disturbance, or act or occurrence solely outside the direction or control of the parties, which occasions some delay, the time periods set forth hereunder shall be extended for the duration of such act or occurrence.

9.8	Remedies. Unless otherwise expressly provided in this Performance Guarantee Deed, the rights and remedies set forth in this Performance Guarantee Deed are in addition to, and not in limitation of, other rights and remedies under this Performance Guarantee Deed, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

9.9	Press Releases; Attribution. Neither party will make any announcement of any kind, oral or written, public or private, to any external party, including the media, governments or financial institutions, regarding this Performance Guarantee Deed without the prior written consent of the other Party, except to the extent required by any court of law or any law, rule, or regulation having jurisdiction over a Party, or if requested or required by an agency of any government having or asserting jurisdiction over a Party, and having or asserting authority to require such disclosure in accordance with that authority or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. In the event that Licencee mentions the SGT that is the subject matter of this Performance Guarantee Deed in writing in any press release or other promotional documentation, Licencee shall include the phrase “Licenced from Synthesis Energy Systems Technologies, LLC in said release or promotional documentation.

9.10	No Third Party Beneficiaries. Nothing in this Performance Guarantee Deed is intended nor shall it be construed to give any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Performance Guarantee Deed or any provisions hereof.

9.11	Relationship of the Parties. The relationship of the parties is that of Licensor and Licencee and nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between the parties or between a party hereto and the other party’s employees for any purpose, and each party will be solely responsible for payment of any and all taxes and insurance for its employees, including workers’ compensation, hereunder. Neither party shall be authorized to act as agent for the other party, nor shall otherwise act on behalf of the other party, nor shall any action by either party bind the other party.

9.12	Counterparts, Signatures by Email. This Performance Guarantee Deed may be executed in one or more counterparts with equal force and effect, each of which shall be deemed to be one and the same Performance Guarantee Deed. Any emailed signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Performance Guarantee Deed to be executed by their duly authorized representatives as of the Effective Date.

Licensor

By:

Name:

Title:

Licencee

By:

Name:

Title:

APPENDIX G - PARENT COMPANY GUARANTEE

Date: 10 May 2017

To:	Australian Future Energy Pty Ltd
Level 10, 10 Market Street
BRISBANE QLD 4000

Licence Agreement - Parent Company Guarantee

You entered into an agreement dated 10 May 2017 with SEST Australia Pty Ltd (ACN 618 743 258) (Licensor) titled Technology Licence Agreement (Licence Agreement) for the grant of certain intellectual property Licences, and the performance of certain services to be performed by the Licensor (Services).

Pursuant to the terms of the Licence Agreement, the Licensor has agreed to provide certain performance guarantees to the Licencee, and Synthesis Energy Systems Technologies, LLC, a company incorporated under the laws of United States of America and having its registered office at Three Riverway, Suite 300, Houston, Texas 77056 (hereinafter referred to as "SES”) has agreed to guarantee performance of the Licence Agreement by the Licensor as set out in this Parent Company Guarantee (Guarantee).

In consideration of you entering into the Licence Agreement with the Licensor, SES hereby unconditionally guarantees to the Licencee each and all of the Licensor’s obligations, liabilities and indemnifications on Licensor under and in accordance with the Licence Agreement, save that nothing herein is to be construed as imposing greater obligations or liabilities on SES than are imposed on the Licensor in the Licence Agreement.

This Guarantee may extend to variations of or amendments to the Licence Agreement and to supplemental agreements related to the Licence Agreement as may be agreed between the Licencee, the Licensor and SES from time to time, including the novation of the Licence Agreement by you to the Project Company (as defined in the Licence Agreement).

This Guarantee remains in full force and effect until all the said obligations and liabilities of the Licensor are carried out, completed and discharged in accordance with the Licence Agreement.

Any notice required by this Guarantee shall follow the notice procedure in the Licence Agreement.

This Guarantee is governed by and construed in accordance with the laws of Queensland. Any dispute arising out of or in connection with this Guarantee will be exclusively settled by the courts of or exercising jurisdiction in Queensland.

This Guarantee neither forms part of the Licence Agreement nor affects the provisions of the Licence Agreement.

This Guarantee is executed by us as a deed.

IN WITNESS of which we have duly executed this Guarantee on the date stated above.

SYNTHESIS ENERGY SYSTEMS TECHNOLOGIES, LLC,

By:

Name:

Title:

Date:

APPENDIX H - DEED OF NOVATION

DATED	2017

(1) SEST AUSTRALIA PTY LTD

- and -

(2) AUSTRALIAN FUTURE ENERGY PTY LTD

- and -

(3) [INSERT PROJECT COMPANY]

Deed of novation of the Technology Licence Agreement

CONTENTS

1. INTERPRETATION	56
2. NOVATION	57
3. INDEMNITIES	58
4. ACKNOWLEDGEMENT	59
5. WARRANTIES	59
6. NOTICES	59
7. GENERAL	60
8. GOVERNING LAW AND JURISDICTION	61

THIS DEED is made on	2017

BETWEEN:

(1)	SEST AUSTRALIA PTY LTD a company incorporated under the laws of Queensland, Australia and having its registered office at c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000 (ACN 618 743 258) ("Continuing Party");

(2)	AUSTRALIAN FUTURE ENERGY PTY LTD, a company incorporated in accordance with the laws of Queensland, Australia and having its principal place of business at Level 10, 10 Market Street Brisbane, Qld, 4000 (GPO Box 3288, Brisbane, Qld 4001) (ACN 168 160 067) ("Original Party"); and

(3)	[Insert PROJECT COMPANY NAME] a company incorporated in accordance with the laws of [insert] and having its principal place of business at [insert] ("New Party").

BACKGROUND:

A	The Original Party and the Continuing Party are parties to the Technology Licence Agreement.

B	The Original Party and the Continuing Party have agreed to novate the Original Party's rights and obligations under the Technology License Agreement to the New Party on the terms set out in this deed.

IT IS AGREED:

1.	INTERPRETATION

Definitions

1.1	In this deed:

"Claim" means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statue or otherwise.

"Novation Date" means [insert].

"Technology License Agreement" means the agreement entitled the same, between the Continuing Party and the Original Party dated [insert].

1.2	In this deed:

(a)	a capitalised term that is not otherwise defined in this deed has the meaning given to that term in the Technology License Agreement;

(b)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated and incorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	a reference to a clause, schedule or annex is a reference to a clause, schedule or annex of or to this deed (and the schedules and annexes form part of this deed);

(e)	unless otherwise indicated, a reference to any time is a reference to that time in Brisbane, Queensland;

(f)	singular words include the plural and vice versa;

(g)	a word of any gender includes the corresponding words of any other gender;

(h)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(i)	general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(j)	nothing is to be construed adversely to a party just because that party put forward this deed or the relevant part of this deed; and

(k)	the headings do not affect interpretation.

2.	NOVATION

Novation Date

2.1	The provisions of clauses 2.2 to 2.5 inclusive and clauses 3 to 4 of this deed have effect on and from the Novation Date.

New Party's rights and obligations

2.2	From the Novation Date, the New Party:

2.2.1	undertakes to perform, discharge and observe all obligations and liabilities on the part of the Original Party under the Technology License Agreement which would, but for this deed, fall to be performed, discharged or observed by the Original Party whether arising before or after the Novation Date;

2.2.2	agrees to be bound by all the provisions of the Technology License Agreement by which the Original Party would, but for this deed, be bound whether arising before or after the Novation Date; and

2.2.3	agrees that the Continuing Party will be entitled to all rights, powers, interests and benefits under the Technology License Agreement which would, but for this deed, subsist in favour of or be exercisable by the Continuing Party whether arising before or after the Novation Date, as if the New Party were named in the Technology License Agreement in place of the Original Party.

Continuing Party's rights and obligations

2.3	From the Novation Date, the Continuing Party:

2.3.1	undertakes to perform, discharge and observe all obligations and liabilities on the part of the Continuing Party under the Technology License Agreement whether arising before or after the Novation Date which would, but for this deed, fall to be performed, discharged or observed by the applicable Continuing Party;

2.3.2	agrees to be bound by all the provisions of the Technology License Agreement whether arising before or after the Novation Date by which the Continuing Party would, but for this deed, be bound; and

2.3.3	agrees that the New Party is entitled to all rights, powers, interests and benefits under the Technology License Agreement which would, but for this deed, subsist in favour of or be exercisable by the Original Party whether arising before or after the Novation Date, as if the New Party were named in the Technology License Agreement in place of the Original Party.

Release of Original Party's ongoing obligations to the Continuing Party

2.4	The Continuing Party unconditionally releases and discharges the Original Party from all obligations and liabilities whatsoever under the Technology License Agreement which fall to be performed, discharged or observed by the Original Party which arise before or after the Novation Date, and accepts the liability of the New Party in respect of the Technology License Agreement in place of the Original Party with effect on and from the Novation Date.

Release of Continuing Party's ongoing obligations to the Original Party

2.5	The Original Party unconditionally releases and discharges the Continuing Party from all obligations and liabilities whatsoever under the Technology License Agreement which fall to be performed, discharged or observed by that Continuing Party which arise before or after the Novation Date, with effect on and from the Novation Date.

3.	INDEMNITIES

Indemnity from New Party

3.1	From the Novation Date, the New Party indemnifies the Original Party on demand against:

3.1.1	any Claim, liability or loss arising from, and any costs and expenses arising out of, any act or omission by the New Party in connection with the Technology License Agreement (including all legal costs and expenses);

3.1.2	any acts or default by the Original Party under the Technology License Agreement which arose before the Novation Date.

Continuing Indemnities

3.2	The indemnities in this deed are continuing indemnities.

4.	ACKNOWLEDGEMENT

4.1	Each party acknowledges that nothing in this deed constitutes:

4.1.1	a breach of any term of the Technology Licence Agreement;

4.1.2	an event of default under the Technology License Agreement;

4.1.3	any other event or circumstance which, with the giving of notice, lapse of time, or fulfilment of any condition, would cause the termination or enforcement of the Technology License Agreement.

4.2	Except as expressly amended by this deed, the Technology License Agreement is confirmed and remains in full force and effect.

5.	WARRANTIES

5.1	Each party warrants to each other party that:

5.1.1	it is a corporation validly existing under the laws of the place of its incorporation;

5.1.2	it has the power to execute and deliver, and to perform its obligations under, this deed and, if a corporation, has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

5.1.3	its obligations under this deed are legal, valid and binding obligations enforceable in accordance with their terms;

5.1.4	the execution and delivery by the party of this deed and the performance of the obligations of the party under it does not and will not conflict with or constitute a default under any provision of:

5.1.4.1	any agreement or instrument to which the party is a party;

5.1.4.2	the constitutional documents of the party; or

5.1.4.3	any law, order, judgment, award, injunction, decree, rule or regulation by which the party is bound; and

5.1.4.4	all authorisations from, and notices or filings with, any regulatory authority that are necessary to enable the party to execute and deliver and to perform its obligations under this deed have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

6.	NOTICES

6.1	Notices or other communication required to be given to either Party shall be given by registered mail, express mail or email to the following addresses or such other addresses as designated by the Parties from time to time:

Continuing Party:	SEST Australia Pty Ltd
Address:	c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000
Email:	chris.raczkowski@synthesisenergy.com
Attention:	Chris Raczkowski

Original Party:	Australian Future Energy Pty Ltd
Address:	Level 10, 10 Market Street Brisbane, Qld, 4000 (GPO Box 3288, Brisbane, Qld 4001)
Email:	k.parker@ausfutureenergy.com.au
Attention:	Kerry Parker

New Party:	[Insert]
Address:	[Insert]
Email:	[Insert]
Attention:	[Insert]

7.	GENERAL

Assignment

7.1	None of the rights or obligations of:

7.1.1	the New Party under this deed may be assigned or transferred without the prior written consent of the Continuing Party; and

7.1.2	the Continuing Party under this deed may be assigned or transferred without the prior written consent of the New Party.

Costs

7.2	The parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this deed and of other related documentation.

Execution in counterparts

7.3	This deed may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

Further assurance

7.4	Each party undertakes at all times from the Novation Date, at the request, cost and expense of any other party, to sign all documents and to do all other acts, which may be necessary to give full effect to this deed.

Severability

7.5	If the whole or any part of this deed is held to be void, unenforceable or illegal by any court of competent jurisdiction:

7.5.1	it must be read down to such extent as may be necessary to ensure that it is not illegal, invalid or unenforceable and as may be reasonable in all the circumstances so as to give it a valid operation; and

7.5.2	if the provision or part thereof cannot be read down, it must be severed without affecting the validity and enforceability of the remaining provisions of this deed.

8.	GOVERNING LAW AND JURISDICTION

Governing law

8.1	This deed is governed by the law applying in Queensland, Australia.

THIS DEED has been executed and delivered on the date stated at the beginning of this deed.

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SIGNED by Continuing Party
SEST Australia Pty Ltd

Director	Director / Secretary
Date

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SIGNED by Original Party
Australian Future Energy Pty Ltd

Director	Director / Secretary
Date

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SIGNED by New Party
[Insert]

Director	Director / Secretary
Date